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                                                                   EXHIBIT 99.1

                          ACCELERATED NETWORKS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON MAY 13, 2002



   The undersigned hereby appoints Gary J. Sbona and H. Michael Hogan III and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Accelerated Networks, Inc., a Delaware corporation, which the undersigned may be entitled to vote at the special meeting of Accelerated Networks stockholders to be held at the law offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94306, on May 13, 2002 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.


   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY
STATEMENT/PROSPECTUS. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

             (Continued, and to be dated and signed on other side)

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THE ACCELERATED NETWORKS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.


PROPOSAL 1: To approve the merger of Odin Acquisition Corp., a California corporation and a wholly-owned subsidiary of Accelerated Networks, Inc. with and into Occam
            Networks Inc., a California corporation, pursuant to the Agreement and Plan of
            Merger and Reorganization, dated as of November 9, 2001, by and among
            Accelerated Networks, Inc., Odin Acquisition Corp. and Occam Networks Inc., as
            amended, and the issuance of Accelerated Networks common stock in the merger.

            [_] For                 [_] Abstain                 [_] Against


THE ACCELERATED NETWORKS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To approve the amendment to the amended and restated certificate of incorporation of Accelerated Networks, changing the name of Accelerated Networks to "Occam
            Networks, Inc."

            [_] For                  [_] Abstain                  [_] Against

   No matters other than those described in the proxy statement/prospectus will be presented at the special meeting of Accelerated Networks stockholders.

Dated             , 2002

Signature(s):

   Please date this proxy and sign your name exactly as it appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

   Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.